UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: June 14, 2011
COMPRESSCO PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35195	94-3450907
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 677-0221
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into Material Definitive Agreement.
Underwriting Agreement
     On June 14, 2011, Compressco Partners, L.P. (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Compressco Partners GP Inc., the general partner of the Partnership (the “General Partner”), TETRA Technologies, Inc. (“TETRA” and together with the Partnership and the General Partner, the “Partnership Parties”) and Raymond James & Associates, Inc. and J.P. Morgan Securities LLC as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 2,670,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $20.00 per Common Unit ($18.72 per Common Unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option (the “Option”) to purchase up to an additional 400,500 Common Units (the “Optional Units”) to cover over-allotments, if any, on the same terms. The material terms of the Offering are described in the prospectus, dated June 14, 2011 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on June 16, 2011 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-155260), initially filed by the Partnership on November 10, 2008.
     The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.
     The Offering closed on June 20, 2011. The Partnership received proceeds from the Offering (net of underwriting discounts and after deducting estimated offering expenses) of approximately $42.5 million. As described in the Prospectus, the Partnership will use the net proceeds from this offering to retire existing indebtedness, pay financing fees and transaction costs incurred in connection with the placement of a new revolving credit facility and for general working capital purposes. The net proceeds to the Partnership will not change if the Underwriters exercise their option to purchase Optional Units because the net proceeds from any exercise of the Underwriters’ option to purchase Optional Units (approximately $7.5 million based on the initial offering price of $20.00 per common unit, if exercised in full) will be used to make a distribution to the Partnership’s general partner.
     As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters may from time to time in the future provide investment banking and financial advisory and other financial services in the ordinary course of their business for the Partnership and its affiliates for which they may receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses. An affiliate of J.P. Morgan Securities LLC is the lead arranger of TETRA’s revolving credit facility and has received customary fees in connection with such lending service. An affiliate of RBC Capital Markets, LLC, one of the underwriters of the Offering, is a participant in TETRA’s revolving credit facility and has received customary fees in connection with such lending service. An affiliate of J.P. Morgan Securities LLC is the lead arranger of the Partnership’s new revolving credit facility and will receive customary fees in connection with such lending service, including a portion of the proceeds from the Offering.
     The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

ITEM 7.01	Regulation FD Disclosure.
     On June 15, 2011, the Partnership issued a press release announcing that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits

1.1	Underwriting Agreement, dated June 14, 2011, by and among the Partnership, the General Partner, TETRA and the Representatives.
99.1	Press Release, dated June 15, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P. By: Compressco Partners GP Inc., its general partner
Date: June 20, 2011	By:	/s/ Ronald J.Foster
		Name:	Ronald J. Foster
		Title:	President

EXHIBIT INDEX

1.1	Underwriting Agreement, dated June 14, 2011, by and among the Partnership, the General Partner, TETRA and the Representatives.
99.1	Press Release, dated June 15, 2011.